Exhibit 99.1
Press Release Dated October 23, 2009

NEWS RELEASE
October 23, 2009

Farmers Capital Bank Corporation Announces Merger of Affiliates

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (“the Company”) announced that it is in the preliminary stages of merging two of its subsidiary bank charters.  The Company will seek formal approval for the merger by the appropriate regulatory agencies during the fourth quarter of 2009, with the closing of the merger to take effect in the first quarter of 2010.

The merger plan includes combining Farmers Bank & Capital Trust Co., Frankfort, Kentucky (“Farmers Bank”) and Lawrenceburg Bank & Trust Company, Lawrenceburg (“Lawrenceburg Bank”). The merged bank would have assets of $874 million and deposits of $677 million based on September 30, 2009 figures and will operate under the Farmers Bank charter. Beneficial consolidation of operations will occur resulting in cost savings as certain functions are combined.

The Company expects a seamless transition for customers, both on an operational and personal banking level. Farmers Bank has provided banking services to Frankfort and Franklin County since 1850.  Merging with Lawrenceburg Bank, which was chartered in 1885, will give their customers more banking locations in more communities.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking offices in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance agency.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject of market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC.  All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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